Exhibit 1.A(5)(c)

                            CERTIFICATE OF INSURANCE



POLICY NUMBER

INSURED

EFFECTIVE DATE

OWNER

FACE AMOUNT

ISSUE AGE



The Company certifies that it has issued the above numbered policy to the Owner.

This Certificate is provided only as a matter of notice. All insured benefits are stated in the policy and are subject to all the provisions thereof and shall continue only while the policy remains in force.

The face amount reflects the amount of insurance in force for the policy number indicated as of the effective date shown.

Security Life of Denver Insurance Company


/s/ Mark A. Smith

Mark A. Smith
Vice President
Insurance Services Division